Exhibit 99.1

Lipocine Announces Last Patient Last Visit in Pivotal Phase 3 Trial of LPCN 1154 for Postpartum Depression (PPD)

SALT LAKE CITY, UT, February 18, 2026/PR NEWSWIRE/ — Lipocine Inc. (NASDAQ: LPCN), a biopharmaceutical company leveraging its proprietary technology platform to develop innovative products with effective oral delivery, today announced that the last patient has completed the final study visit (Last Patient Last Visit) in its Phase 3 clinical trial evaluating LPCN 1154 (oral brexanolone) for the treatment of postpartum depression (PPD).

The randomized, double-blind, placebo-controlled study enrolled a total of 90 patients with severe PPD, having an average baseline Hamilton depression rating scale (HAM-D) of 28.3. LPCN 1154 has shown a positive safety profile, with all reported nervous system adverse events being mild to moderate in severity. Furthermore, there were no instances of drug discontinuation, excessive sedation, loss of consciousness, or drug-related serious adverse events.

“We are encouraged by the high study drug compliance and safety profile observed in this study. which we believe to be attributable to the short, 48-hour treatment duration, coupled with the regimen’s ease of use and tolerability,” said Mahesh Patel, CEO of Lipocine. “Provided the efficacy results are positive, the established safety profile could promote greater willingness among healthcare professionals to prescribe LPCN 1154 as a patient-centric treatment option for women suffering from postpartum depression.”

Postpartum depression is a serious condition affecting a significant number of new mothers and can be life-threatening if left untreated. Existing treatment options are often limited by access to care, burdensome administration, or tolerability challenges, and may take weeks to months to provide relief. LPCN 1154 is designed to address these limitations with a differentiated profile that may deliver faster symptom relief, a shorter course of treatment, and better tolerability in a convenient oral medication taken at home.

The Phase 3 trial design is informed by a strong foundation of clinical and translational evidence. Brexanolone has demonstrated established antidepressant efficacy in multiple intravenous infusion studies, including the pivotal Phase 3 program that supported approval of Zulresso™ for PPD. LPCN 1154 achieved bio-equivalent systemic exposure to the intravenous Brexanolone. In addition, the current study aligns closely with the Zulresso registrational trials with respect to patient population (women with severe PPD and similar baseline HAM-D scores), treatment duration, sample size, and the primary efficacy endpoint (change from baseline in HAM-D score at Hour 60).

About the Phase 3 Study

The pivotal, randomized, double-blind study is evaluating LPCN 1154 compared to placebo in women aged 15 years and older diagnosed with severe PPD. Following feedback from the U.S. Food and Drug Administration (FDA), this single confirmatory trial was conducted in an outpatient setting and administration of LPCN 1154 does not require medical monitoring by a healthcare provider. Nineteen clinical sites across the United States participated. Data from this Phase 3 trial are expected to support a 505(b)(2) NDA submission for LPCN 1154 in 2026. For more information about the phase 3 study, refer to clinicaltrials.gov: NCT06979544.

About LPCN 1154

LPCN 1154 is an oral formulation of brexanolone being developed to provide rapid relief of postpartum depression in a convenient, at-home treatment. It has potential as first line treatment choice for women with PPD. It also has characteristics that could be particularly beneficial to patients with severe PPD (including those with elevated suicide risk) for whom rapid improvement is a priority. LPCN 1154 is expected to offer a compelling safety profile for breastfeeding mothers. Data from a qEEG study in healthy volunteers demonstrated target engagement consistent with robust central nervous system (CNS) activity, with concentration- and time-dependent post-dose changes in qEEG.

About Postpartum Depression and Unmet Needs

PPD is a major depressive disorder with onset either during pregnancy or within four weeks of delivery, with symptoms persisting up to 12 months after childbirth. Hormonal changes leading to GABA dysfunction are common in depression and pregnancy. Symptoms of PPD include hallmarks of major depression, including, but not limited to, sadness, depressed mood, loss of interest, change in appetite, insomnia, sleeping too much, fatigue, difficulty thinking/concentrating, excessive crying, fear of harming the baby/oneself, and/or thoughts of death or suicide. Further, obstetricians are comfortable making a diagnosis and prescribing antidepressants for PPD. Traditional antidepressants, not approved for PPD, have slow onset of action, side effects such as weight gain, and do not demonstrate adequate remission.

About Lipocine

Lipocine is a biopharmaceutical company leveraging its proprietary technology platform to develop innovative products with effective oral delivery. Lipocine has drug candidates in development as well as drug candidates for which we are exploring partnerships. Our drug candidates represent enablement of differentiated patient friendly oral delivery options for favorable benefit to risk profile which target large addressable markets with significant unmet medical needs. As of January 30, 2026, the Company had cash and cash equivalents of approximately $19 million.

Lipocine’s development pipeline includes: LPCN 1154 for the treatment of postpartum depression, LPCN 2201 for treatment of major depressive disorder, LPCN 2101 for the treatment of epilepsy, LPCN 2203 targeted for the management of essential tremor, LPCN 2401 as an aid for improved body composition in obesity management, LPCN 1148 targeted for the management of symptoms associated with liver cirrhosis, and LPCN 1107 our candidate for prevention of preterm birth. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate developed by Lipocine, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding our product candidates and related clinical trials, our development of our product candidates and related efforts with the FDA, including with respect to LPCN 1154, our Phase 3 safety and efficacy study relating to LPCN 1154, including the timing and potential results of the study, and the potential uses and benefits of our product candidates, including the impact of LPCN 1154 on the treatment of PPD. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that we may not be successful in developing product candidates, we may not have sufficient capital to complete the development processes for our product candidates or we may decide to allocate our available capital to other product candidates, we may not be able to enter into partnerships or other strategic relationships to monetize our assets, safety and efficacy studies, including those relating to LPCN 1154, may not be successful or may not provide results that would support the submission of a NDA, the FDA may not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals and our ability to utilize a streamlined approval pathway for LPCN 1154, the results and timing of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

SOURCE Lipocine Inc.

For further information:

Krista Fogarty

Phone: (801) 994-7383

kf@lipocine.com

Investors:

PJ Kelleher

Phone: (617) 430-7579

pkelleher@lifesciadvisors.com